Exhibit 99.1

Hemispherx Biopharma CFO Adam Pascale Announces Retirement

OCALA, Fla. (June 28, 2019) – Hemispherx Biopharma, Inc. (NYSE American: HEB) announced today that Adam Pascale is retiring from the position of Chief Financial Officer after nearly a quarter century with the company.

Pascale joined Hemispherx in 1995 as an accounting manager, rising to the position of Chief Accounting Officer before being named CFO in 2016. Pascale has been an integral part of Hemispherx’s leadership team since being named CFO, helping to execute CEO Thomas K. Equels’ long-term business plan to test the company’s lead product Ampligen in the treatment of cancer. Most recently, Pascale helped guide the company’s successful reverse-stock split, which took effect June 10, 2019.

Although stepping down as CFO, Pascale will still be working with Hemispherx as a consultant to assist with the company’s quarterly and year-end financial reports. In fact, he timed his last day of September 15 to ensure that he could help the company file its 10-Q for the quarter ending June 30, 2019.

“We deeply appreciate Adam’s service and his willingness to delay retirement while the company established a firm business foundation and while grooming a replacement,” said CEO Thomas K. Equels. “While he leaves on a well-deserved long vacation in September, we are grateful that upon his return he will still serve in a consulting capacity.”

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an immuno-pharma R&D and emerging commercial growth company focused on unmet medical needs in immunology. Hemispherx’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, Hemispherx believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® already conducted include studies of the potential treatment of cancer patients with renal cell carcinoma and malignant melanoma. These and other potential uses will require additional clinical trials to generate the safety and effectiveness data necessary to support regulatory approval. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. Among other things, no assurance can be given as to whether the ongoing or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities of the Cancer Centers sponsoring these trials. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Hemispherx Biopharma, Inc.

Phone: 800-778-4042

Email: IR@hemispherx.net

Or

LHA Investor Relations

Miriam Weber Miller

Senior Vice President

Phone: +1-212-838-3777

Email: mmiller@lhai.com